For Immediate Release

Danka Business Systems PLC

Announces Divestiture of European Businesses to Ricoh

ST. PETERSBURG, FLORIDA (October 12, 2006)—The Board of Danka (NASDAQ: DANKY) announced today that it has entered into a Share Purchase Agreement with Ricoh Europe B.V. (“Ricoh”) pursuant to which the Company will sell its European businesses to Ricoh for a purchase price of U.S. $210 million in cash, subject to certain adjustments, as described below. The completion of the transaction is expected to take place between January 31, 2007 and March 31, 2007, subject to a number of conditions, as described below.

A.D. Frazier, Danka’s Chairman and Chief Executive Officer, said, “We are pleased that our long working relationship with Ricoh in Europe has led to this important transaction. The sale to Ricoh of our mature and successful European-based operations, which represents roughly half of our current total sales, is a major step forward in our previously announced plan to release value through selected asset sales. The proceeds from the sale will be used to reduce indebtedness and enable us to focus on our U.S.-based business where we believe the growth opportunities are substantial.

“Additionally, we have retained the services of Houlihan Lokey Howard & Zukin Capital, Inc. and Skadden, Arps, Slate, Meagher & Flom LLP as independent advisors to explore ways in which we may further strengthen our balance sheet to give us the financial flexibility to pursue our growth plans in the U.S. With the operational restructuring behind us, we will now make expansion and growth-oriented investments in our U.S.-based technology and people. We have recently expanded our U.S. sales workforce by 8% and will continue to upgrade and add sales personnel, to better pursue U.S. market opportunities,” concluded Mr. Frazier.

“Danka Europe possesses a direct and indirect sales and service network in major European countries. By acquiring Danka Europe, the Ricoh Group in Europe will be able to retain and expand its presence in Europe, and reinforce its sales and service network. The Ricoh Group in Europe will further promote business in high volume products, strengthen major account sales, and acquire further Total Document Volume,” said Mr. Shiro “Simon” Sasaki, Chairman and CEO of Ricoh. “Ricoh and Danka Europe have a long relationship in OEM under the Infotec brand, which is well acknowledged in the European market. Also, members of Danka Europe have a good knowledge of Ricoh products, and Ricoh is familiar with the culture and business style of Danka, to enable easier synergy. By this acquisition, we will be able to enhance value-added service to our customers in Europe.”

Transaction Description

Under the terms of the Agreement, Ricoh will pay Danka on completion of the transaction the sum of U.S. $210 million in cash, subject to upwards or downward net asset adjustments to a maximum of U.S. $5 million.

The Target Companies to be purchased by Ricoh are based in 12 countries in Western Europe: in the United Kingdom, Spain, France, Switzerland, Italy, Austria, Germany, Belgium, the Netherlands, Denmark, Sweden and Norway. These companies sell office equipment, the majority of which is manufactured by affiliates of Ricoh, and provide after sales services and supplies. Ricoh will also purchase Danka Office Products BV, Danka’s dealer channel in Europe.

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In the year ended 31 March 2006, Danka’s European businesses generated revenues of U.S. $523.7 million and operating profit of U.S. $8.7 million and their gross assets were U.S. $214.6 million.

The closing of the transaction will be subject to a number of conditions, including the obtaining of requisite competition approvals and Danka shareholder approval. Further details of the transaction, including the time and location of the extraordinary general meeting, will be set out in a circular to be sent to shareholders in due course.

Danka Use of Proceeds

The net proceeds received by Danka from the transaction will be used to reduce the Company’s indebtedness and improve its working capital.

The proposed sale to Ricoh of the Danka European businesses will enable management to focus on developing and improving Danka’s U.S.-based business.

About Danka

Danka is one of the largest independent suppliers of office imaging systems. For 30 years Danka has provided its customers with the equipment, supplies, software and integrated services and support they need to address their print, copy and document workflow requirements. Danka delivers these comprehensive document solutions through a consultative model designed to improve business processes, reduce costs and increase productivity that drives customer value and satisfaction. For more information, visit Danka at www.danka.com.

About Ricoh

Ricoh is the European headquarters of Ricoh Company Ltd., a leading global manufacturer of office equipment, located in Amstelveen, the Netherlands. It is responsible for marketing, sales and service of Ricoh products in Europe, the Middle East and Africa. In Europe, Ricoh has three manufacturing sites: two at Ricoh UK Products Ltd. Telford, UK; GR Advanced Materials Ltd., Stirling, UK; and Ricoh Industrie France S.A., Colmar, France. In addition, the Ricoh European Group comprises sales subsidiaries and affiliates in 21 countries. In the fiscal year ended March 31, 2006, revenues from Ricoh’s European operations totalled over €3.15 billion, accounting for 22.7% of Ricoh Company Ltd.’s global revenues. Ricoh Company Ltd.’s worldwide sales increased by 5.6% totalling ¥1,915 billion (€13.9 billion).

Contact:

The Dilenschneider Group

Mona J. Walsh, 212-922-0900

Danka, St. Petersburg

Cheley Howes, 727-622-2760

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.

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